SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                (AMENDMENT NO. )*


                         INDUSTRIAL IMAGING CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45616N 10 0
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                                 (CUSIP Number)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.    45616N 10 0                13G                PAGE  2  OF  6  PAGES
                                                                ---    ---
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1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              Juan J. Amodei

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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[ ]

                                                                  (b)[ ]
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3             SEC USE ONLY


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4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

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                      5       SOLE  VOTING   POWER

                              915,714 (which  includes an aggregate OF SHARES of
                              190,729 shares of Common Stock underlying warrants
                              and options  which are  exercisable  within  sixty
                              (60) days of December 31, 1998).
NUMBER OF SHARES
                      ==========================================================
BENEFICIALLY          6       SHARED VOTING POWER

OWNED BY                      -0-
                      ==========================================================
EACH                  7       SOLE DISPOSITIVE POWER

REPORTING                     915,714  (which  includes an  aggregate of 190,729
                              shares of Common  Stock  underlying  warrants  and
PERSON                        options  which are  exercisable  within sixty (60)
                              days of December 31, 1998).
WITH

                      ==========================================================
                      8       SHARED DISPOSITIVE POWER

                              -0-
================================================================================
================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             915,714 (which includes an aggregate of 190,729 shares of Common Stock underlying warrants and options which are exercisable within sixty (60) days of December 31, 1998).
================================================================================

                                                           PAGE  3  OF  6  PAGES
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10           CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES  CERTAIN
             SHARES*


                                                                          [ ]

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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.4% (based on 10,890,201 shares outstanding on December 31, 1998)

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12           TYPE OF REPORTING PERSON*

             IN

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)         NAME OF ISSUER

                  Industrial Imaging Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  847 Rogers Street, Lowell, MA  01852

ITEM 2(A)         NAME OF PERSON FILING

                  Juan J. Amodei, Ph.D.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  847 Rogers Street, Lowell, MA  01852

ITEM 2(C)         STATE OF ORGANIZATION/CITIZENSHIP

                  United States

ITEM 2(D)         TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value

ITEM 2(E)         CUSIP NUMBER

                  45616N 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A


       (a)      [ ]      Broker or Dealer registered under Section 15 of the Act

       (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act

       (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the
                         Act

       (d)      [ ]      Investment  Company  registered under  Section 8 of the
                         Investment Company Act

       (e)      [ ]      Investment Adviser  registered under Section 203 of the
                         Investment Advisers Act of 1940

       (f)      [ ]      An employee  benefit  plan or  endowment  fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F)



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       (g)      [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G)

       (h)      [ ]      A savings  association as defined in Section 3(b)
                         of the Federal Deposit Insurance Act

       (i)      [ ]      A  church  plan  that  is  excluded   from  the
                         definition  of an  investment  company  under Section
                         3(c)(14) of the Investment Company Act

       (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


         If this statement is filed pursuant to Rule 13d-1(c) check this box.[ ]



ITEM 4.           OWNERSHIP

         (a) Amount Beneficially Owned: 915,714 (which includes an aggregate of 190,729 shares of Common Stock underlying warrants and options which are exercisable within sixty (60) days of December 31, 1998).

         (b)      Percent of Class: 8.4%

         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 915,714 (which includes an aggregate of 190,729 shares of Common Stock underlying warrants and options which are exercisable within sixty (60) days of December 31, 1998).

                  (ii)     shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the  disposition  of:
905,714 (which includes an aggregate of 180,729 shares of Common Stock underlying warrants and options which are exercisable within sixty (60) days of December 31, 1998).

       (iv)     shared power to dispose or to direct the disposition of:     -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  Not applicable.




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ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

ITEM 10.         CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:    February  16, 1999                         /s/  Juan A. Amodei
                                                   -----------------------------
                                                   Juan A. Amodei
                                                   President









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